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Zymergen Inc.
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Zymergen Inc.
5980 Horton Street, Suite 105
Emeryville, CA 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 2, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Zymergen Inc., a Delaware public benefit corporation (the “Company”). The meeting will be held on Thursday, June 2, 2022 at 3:00 p.m. Pacific Daylight Time. In light of the coronavirus/COVID-19 outbreak and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/ZY2022 by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
The annual meeting will be held for the following purposes:

1.	To elect the three nominees for director named herein to serve as Class I directors to hold office until the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.
2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 5, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Thursday, June 2, 2022 at 3:00 p.m. Pacific Daylight Time via the Internet.
The proxy statement and annual report to stockholders
are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Mina Kim
Chief Legal Officer and Secretary
Emeryville, California
April 20, 2022

You are cordially invited to attend the virtual meeting via the internet. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote at the virtual meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Zymergen Inc.
5980 Horton Street, Suite 105
Emeryville, CA 94608
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Zymergen Inc. (sometimes referred to as the “Company” or “Zymergen”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 20, 2022 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Thursday, June 2, 2022 at 3:00 p.m. Pacific Daylight Time virtually at www.virtualshareholdermeeting.com/ZY2022. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Information on how to vote virtually at the annual meeting is below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 5, 2022 (the "Record Date") will be entitled to vote at the annual meeting. On the Record Date, there were 103,123,308 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 5, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 5, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•Election of three Class I directors; and
•Ratification of selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For All" the nominees to the Board of Directors, “Withhold All” the nominees to the Board of Directors, or "For all Except" any nominee you specify. For the ratification of selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote even if you have already voted by proxy.

•To vote during the virtual annual meeting, go to www.virtualshareholdermeeting.com/ZY2022 to vote your shares. You will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•To vote over the telephone before the annual meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 1, 2022 to be counted.
•To vote through the internet before the annual meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 1, 2022 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Zymergen.
Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the virtual annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the virtual annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Zymergen’s Secretary prior to or at the Annual Meeting.
•You may attend the virtual annual meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How do I attend the annual meeting?
The live audio webcast of the annual meeting will begin promptly at 3:00 p.m. Pacific Daylight Time. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the annual meeting in advance of the designated start time. If you encounter any difficulties accessing the webcast, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

To attend the annual meeting, stockholders will need to log into www.virtualshareholdermeeting.com/ZY2022 using the 16-digit control number on the proxy card or the instructions that accompanied your proxy materials.
Can I submit questions in advance or during the annual meeting?
Stockholders may submit questions in writing in advance or during the annual meeting at the following website: www.virtualshareholdermeeting.com/ZY2022. Stockholders will use their 16-digit control number which is included on their proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2022, to Zymergen’s Secretary at 5980 Horton Street, Suite 105, Emeryville, CA 94608. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 2, 2023, and no later than March 4, 2023; provided, however, that if our 2023 annual meeting of stockholders is held before May 3, 2023, or after July 2, 2023, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Submissions for director nomination must include (1) the full name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by our Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, as well as certain information related to any stockholder proposing such nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal 1, to elect directors, votes “For All,” “Withhold All,” "For All Except," and broker non-votes, and (b) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” and abstentions. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors.	None	No	None

2	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	The affirmative vote of the holders of a majority of the votes cast.	Against	Yes	Not applicable

How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote “For” the election of all nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the issued and outstanding shares entitled to vote are present in attendance online or represented by proxy. On the record date, there were 103,123,308 shares outstanding and entitled to vote. Thus, the holders of 51,561,655 shares must be present in attendance online or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present in person, or by remote communication, or represented by proxy may adjourn the meeting to another place (if any), date or time.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors (the “Board”) is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board presently has eight members. There are three directors in the class whose term of office expires in 2022: Jay Flatley, Travis Murdoch, M.D., and Rohit Sharma, Ph.D., each of whom is a nominee for director and who have served on our Board since January 2020, September 2020, and June 2015, respectively. The current Class II directors, whose term will expire at the 2023 annual meeting, are: Steven Chu, Ph.D., and Matthew A. Ocko; and the current Class III directors, whose term will expire at the 2024 annual meeting, are: Christine M. Gorjanc, Sandra E. Peterson, and Zach Serber. If elected at the annual meeting, each of the Class I nominees would serve until the 2025 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Zymergen. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

The following table sets forth certain biographical information as of April 5, 2022 regarding each nominee and each director whos term will continue after the Annual Meeting.

Name	Age	Director Class
Non-Employee Directors
Steven Chu	74	Class II
Christine M. Gorjanc	65	Class III
Travis Murdoch	37	Class I
Matthew A. Ocko	53	Class II
Sandra E. Peterson	63	Class III
Rohit Sharma	53	Class I
Employee Directors
Jay Flatley	69	Class I, Chairman
Zach Serber	47	Class III
Nominees for election to Class I expiring at the 2022 Annual Meeting
Jay Flatley has served on our board of directors since January 2020 and has served as our chairman since April 2021 and as our Acting Chief Executive Officer since August 2021. From December 2013 through July 2016, Mr. Flatley served as the Chief Executive Officer of Illumina, Inc., a public company focused on sequencing and array-based solutions for genetic analysis and from October 1999 through December 2013, he served as the President and Chief Executive Officer of Illumina. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech in 1998. Mr. Flatley also served on the board of directors of Illumina, Inc. from 1999, the Executive Chair of Illumina from July 2016 through January 2020 and the Chair of the Board of Illumina from January 2020 to May 2021, Rivian Automotive, a public electric vehicle company since May 2021, Denali Therapeutics Inc., a public biotechnology company since 2015, Coherent Inc., a publicly traded photonics manufacturing company, since 2011; he previously served on the board of directors of Juno Therapeutics, Inc., from 2017 to 2018. Mr. Flatley is an advisory board member for U.C. San Diego’s Moore Cancer Center and serves on the board of trustees of the Salk Institute for Biological Studies. Mr. Flatley received his B.S. and M.S. in industrial engineering from Stanford University and his B.A. in economics from Claremont McKenna College. We believe Mr. Flatley is qualified to serve on our board of directors because of his extensive background in the life sciences industry and leadership experience as a senior executive of companies in the life sciences industry.
Travis Murdoch, M.D. has served on our board of directors since September 2020. He is currently CEO of HIBio, Inc., a biotechnology company, and a Partner at Monograph Capital, a life sciences venture capital firm. Prior to that, Dr. Murdoch served as an Investment Director at Softbank Investment Advisers from January 2018 to May 2021 where he focused on life sciences investments. Prior to that, Dr. Murdoch served as a Principal at Third Rock Ventures from 2017 to 2018, where he was part of the founding teams of Ambys Medicines and Rheos Medicines. Prior to that, Dr. Murdoch served as a Gastroenterologist and Internist at Alberta Health Sciences from 2013 to 2018, and a consultant at McKinsey and Company from 2015 to 2017. Dr. Murdoch holds a M.S. in integrated immunology from University of Oxford, as well as a M.D. and Bachelor of Medical Science from the University of Alberta. Dr. Murdoch is a director originally selected to serve on our board of directors by SVF Excalibur (Cayman) Limited pursuant to the Voting Agreement dated as of July 29, 2020, which terminated upon the consummation of our initial public offering in April 2021. We believe Dr. Murdoch is qualified to serve on our board of directors because of his extensive experience in the venture capital, biotechnology and healthcare industries, advising technology companies as an investor and physician.

Rohit Sharma, Ph.D. has served on our board of directors since June 2015. Dr. Sharma has served as a Partner at True Ventures since July 2018, and as a Venture Partner since September 2012. Prior to that, Dr. Sharma served as President and Chief Executive Officer of Syfto, Inc. an e-commerce company, from 2011 to 2012. Prior to that, Dr. Sharma held SVP and CTO positions at Metro Networks Group for Ciena. Before that he founded ONI Systems, an optical communication company, where he also served as CTO. Dr. Sharma holds a Ph.D. and M.Sc. in Electrical Engineering from University of Alberta, Canada, as well as a D.Sc. (Hon) in Engineering and B.Sc. in Electronics & Communications Engineering from India’s National Institute of Technology, Kurukshetra. Dr. Sharma is a director originally selected to serve on our board of directors by True Ventures IV, L.P. pursuant to the Voting Agreement, which terminated upon the consummation of our initial public offering in April 2021. We believe Dr. Sharma is qualified to serve on our board of directors because of his extensive experience in the venture capital and technology industries, advising technology companies as both a director and executive.

Class II Directors continuing in office until the 2023 Annual Meeting
Steven Chu, Ph.D. has served on our board of directors since July 2016. Dr. Chu has served as the William R. Kenan, Jr., Professor of Physics and Professor of Molecular & Cellular Physiology in the Medical School at Stanford University since May 2013. Dr. Chu was the 12th U.S. Secretary of Energy from January 2009 until the end of April 2013. Prior to his cabinet post, he was director of the Lawrence Berkeley National Laboratory, where he was active in pursuit of alternative and renewable energy technologies, and Professor of Physics and Applied Physics at Stanford University from 1987 to 2008, where he helped launch Bio-X, a multi-disciplinary institute combining the physical and biological sciences with medicine and engineering. Previously he was head of the Quantum Electronics Research Department at AT&T Bell Laboratories. Dr. Chu is the co-recipient of the 1997 Nobel Prize in Physics for his contributions to laser cooling and atom trapping and has received numerous other awards. He is a member of the National Academy of Sciences, the American Philosophical Society, the American Academy of Arts and Sciences, the Academia Sinica and is a foreign member of the Royal Society, the Royal Academy of Engineering, the Chinese Academy of Sciences, the Korean Academy of Sciences and Technology and the National Academy of Sciences, Belarus. He is the Chair of the American Association for the Advancement of Science. He received an A.B. degree in mathematics and a B.S. degree in physics from the University of Rochester, and a Ph.D. in physics from the University of California, Berkeley, as well as 32 honorary degrees. We believe Dr. Chu is qualified to serve on our board of directors because of his extensive background in life sciences, academia and government.
Matthew A. Ocko has served on our board of directors since June 2015. Mr. Ocko is the Co-Founder and Co-Managing Partner of venture capital fund DCVC since 2011, where his investments span computational and synthetic biology, geospatial and space access platforms, robotics, applied artificial intelligence, antiterror systems and large-scale enterprise platforms including quantum computers. Mr. Ocko has led significant investments and served on the board of directors of several private companies, including Rocket Lab, Inc., Pivot Bio, Inc., Embark Trucks, Inc., Primer Technologies, Inc., Fortem Technologies, Inc., Jupiter Intelligence, Inc., Atomwise, Inc., Halter, Inc., Agility Robotics Inc., Supply Inc. (d/b/a Reach Labs), Nervana, Inc. (acquired by Intel Corp) and Blue River Technology Inc. (acquired by Deere & Co). In addition to successful IPO outcomes, a number of Mr. Ocko’s prior investments were acquired by large public technology companies. Prior to co-founding DCVC, Mr. Ocko was an active angel investor, and his institutional venture capital experience encompasses significant prior roles at VantagePoint AI, LLC, SOFTBANK Technology Ventures Corp (aka Mobius Venture Capital), Sevin Rosen Funds and Helix Investments. Mr. Ocko founded Da Vinci Systems, a pioneering e-mail software vendor with over one million users world-wide prior to its acquisition in 1994. Mr. Ocko holds a B.S. in physics from Yale University. Mr. Ocko is a director originally selected to serve on our board of directors by DCVC Opportunity Fund, L.P. pursuant to the Voting Agreement, which terminated upon the consummation of our initial public offering in April 2021. We believe Mr. Ocko is qualified to serve on our board of directors because of his extensive experience in the venture capital industry, advising technology companies as both a director and executive.

Class III Directors continuing in office until the 2024 Annual Meeting
Christine M. Gorjanc has served on our board of directors since March 2021. She retired from her Chief Financial Officer role at Arlo Technologies Inc., a publicly traded home automation company in June 2020. Ms. Gorjanc served as the Chief Financial Officer of Arlo since Arlo’s IPO in August 2018. She previously served as the Chief Financial Officer of NETGEAR, Inc., a publicly traded provider of networking products and services, from January 2008 to August 2018, where she also served as Chief Accounting Officer from December 2006 to January 2008 and Vice President, Finance from November 2005 to December 2006. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary of Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, she served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. Prior to that, Ms. Gorjanc served in management positions at Xidex Corporation, a manufacturer of storage devices, and spent eight years in public accounting with a number of public accounting firms. Ms. Gorjanc serves as a director of Juniper Networks, Inc., a publicly traded company that develops high performance networking products giving customers agility and improved operating efficiency through automation, since May 2019. She also serves as a director of Invitae Corporation, a publicly traded medical genetics company that brings comprehensive genetic information into mainstream medicine to improve healthcare for billions of people, since November 2015. She holds a B.A. in Accounting (with honors) from the University of Texas at El Paso and a M.S. in Taxation from Golden Gate University. We believe that Ms. Gorjanc is qualified to serve as a member of our board of directors and as chair of the Audit Committee because of her extensive experience in the technology industry and her management and financial experience.
Sandra E. Peterson has served on our board of directors since December 2019. Ms. Peterson is an operating partner at Clayton, Dubilier & Rice, a private investment firm, where she has served since 2019. Previously, Ms. Peterson served as group worldwide chairman for Johnson & Johnson, the world’s largest broadly based healthcare company, from 2012 to 2018. From 2005 through 2012, Ms. Peterson was chair and Chief Executive Officer of Bayer CropScience AG, a division of the pharmaceutical company, Bayer AG, in Germany and Chief Executive Officer of Bayer Medical Devices. Prior to that she worked for Medco Health Solutions Inc. (formerly Merck-Medco), an American pharmacy company, from 1999 to 2004. Ms. Peterson is a member of the board of directors for the American Academy in Berlin since October 2013, Institute for Advanced Studies since May 2015, Volastra Therapeutics, Inc. since May 2019, Cynosure, LLC since December 2019, Covetrus, Inc. since June 2020 and Microsoft Corp. since December 2015. Ms. Peterson holds a B.A. from Cornell University and an M.P.A. from Princeton University. We believe Ms. Peterson is qualified to serve on our board of directors because of her extensive global career background in healthcare, life sciences, consumer goods and consulting.
Zach Serber, Ph.D. co-founded Zymergen in April 2013 and has served as our Chief Science Officer since September 2014. He served as a member of our board of directors from April 2013 to May 2017 and rejoined our board of directors in December 2020. Dr. Serber has extensive experience in industrial biotechnology, with 17 peer-reviewed publications and several patents across biomolecular discovery and microbial engineering. Prior to co-founding our company, Dr. Serber served as a director of biology at Amyris, Inc., a public biotechnology company, from August 2011 to February 2013 and a scientist from September 2007 to July 2011. Dr. Serber holds a Ph.D. in biophysics from University of California, San Francisco, an M.Sc. in neuroscience from the University of Edinburgh in the United Kingdom and a B.A. in biophysics from Columbia University. We believe that Dr. Serber is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chief Science Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
The Board has determined that all of our directors, other than Mr. Flatley and Dr. Serber, qualify as independent directors in accordance with The Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules or the Nasdaq Listing Rules. Mr. Flatley is not considered independent by virtue of his position as our Acting Chief Executive Officer, and Dr. Serber is not considered independent by virtue of his position as our Chief Science Officer. Former director Josh Hoffman, who resigned on August 2, 2021, was determined not to be independent by virtue of his position as our Chief Executive Officer. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, our board of directors has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Leadership Structure of the Board
Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer. Currently, Jay Flatley serves as our Chairman of the board of directors and as our Acting Chief Executive Officer. The Board has determined that our current leadership structure is appropriate because combining the Chairman and Chief Executive Officer positions provides consistency in leadership with respect to our strategic goals and operating priorities. Our Corporate Governance Guidelines provides that if the Chairman is not an Independent Director, the Independent Directors shall select from among themselves a lead director who will serve as a liaison between the Chairman and the Independent Directors, among other responsibilities. Sandra Peterson is currently our Lead Director. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
We understand certain proxy advisors may consider Mr. Flatley to be "overboarded" on the basis of his role as our Acting Chief Executive Officer and Chairman and service on the board of directors of three other public companies. His other board service also exceeds the limitations set forth in our Corporate Governance Guidelines for directors who are officers of public companies. Mr. Flatley has been the Chairman of our board since April 2021 and was an independent director until he assumed the role of our Acting Chief Executive Officer in August 2021 on an interim basis. Mr. Flatley was serving on the other boards at the time that he was appointed our Acting Chief Executive Officer, and the board determined that it was appropriate for him to continue that service given the interim nature of his role as Acting Chief Executive Officer as well as his extensive leadership experience as a senior executive of companies in the life sciences industry. Mr. Flatley has demonstrated a consistent ability to fulfill his responsibilities as our Acting Chief Executive Officer and Chairman, irrespective of his other board obligations, evidenced in part by his high board and committee meeting attendance.
Communications from Stockholders
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.
Historically, the Company has not provided a formal process related to stockholder communications with the Board because it has not been determined to be necessary to facilitate stockholder communications. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

Director Nominations by Stockholders
As per our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for identifying, screening and evaluating candidates for membership to the Board of Directors. The Nominating and Corporate Governance Committee, in accordance with its charter, recommends to the Board all nominees for election to the Board at the annual meeting of stockholders. The Board and the Nominating and Corporate Governance Committee may consider the criteria it deems appropriate in evaluating candidates for membership to the Board of Directors. These criteria will be reviewed and changes will be recommended by the Nominating and Corporate Governance Committee which may be based on applicable law or listing rules, factors related to the composition of the Board (including size and structure), principles of diversity and factors including integrity, judgment, experience and ability to devote sufficient time to attendance at and preparation for Board meetings. Nominees recommended by stockholders will be evaluated based on the same criteria. Subject to applicable law, the Nominating and Corporate Governance Committee will conduct inquiries into the background and qualifications of each candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Board.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board of Directors
The Board of Directors met 23 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. As required under applicable Nasdaq Listing Rules, in fiscal 2021, the Company’s independent directors met regularly in executive sessions at which only independent directors were present. As per the Company’s Corporate Governance Guidelines, Directors are expected to attend the annual meeting of stockholders of the Company.

Board Committees
The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Technology and Science Committee. Each committee is governed by a charter which is available on our website: https://investors.zymergen.com/corporate-governance/documents-charters. The Board also establishes other committees as it deems necessary or appropriate from time to time.
Below is a description of each standing committee of the Board of Directors.

Audit Committee
The members of our Audit Committee are Ms. Gorjanc, Mr. Ocko and Dr. Sharma. Ms. Gorjanc is the Chairperson of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Ms. Gorjanc is an “audit committee financial expert” within the meaning of the SEC rules. This designation does not impose on such directors any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is directly responsible for, among other things:
•appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm;
•assessing the qualifications, independence and performance of the independent registered public accounting firm;
•reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we will file with the SEC;
•overseeing significant financial matters, including the company’s tax planning, treasury policies, financial risk exposures, dividends and share issuances and repurchase;
•pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•reviewing policies and practices related to risk assessment and management;
•reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;
•reviewing, overseeing, approving or disapproving any related-person transactions;
•reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The Audit Committee met nine times during the last fiscal year.
Compensation Committee
The members of our Compensation Committee are Mses. Peterson and Gorjanc and Dr. Murdoch. Ms. Peterson is the Chairperson of our Compensation Committee. Each of Mses. Peterson and Gorjanc and Dr. Murdoch is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:
•reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers and directors;
•acting as an administrator of our equity incentive plans;
•reviewing and approving or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and
•establishing and reviewing general policies relating to compensation and benefits of our employees.
The Compensation Committee met seven times during the fiscal year and acted by unanimous written consent six times.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Ms. Peterson and Dr. Chu. Ms. Peterson is the Chairperson of our Nominating and Corporate Governance committee. Ms. Peterson and Dr. Chu meet the requirements for independence under the current Nasdaq Listing Rules. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•Identifying, evaluating and recommending candidates for membership on our Board of Directors, including the consideration of nominees submitted by stockholders and to each of the Board’s committees;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our Board of Directors and each standing committee; and
•reviewing stockholder proposals, other communications from stockholders and stockholder engagement and relations; and
•assisting our Board of Directors on corporate governance matters.
The Board and the Nominating and Corporate Governance Committee may consider the criteria it deems appropriate in evaluating candidates for membership to the Board of Directors. These criteria will be reviewed and changes will be recommended by the Nominating and Corporate Governance Committee which may be based on applicable law or listing rules, factors related to the composition of the Board (including size and structure), principles of diversity and factors including integrity, judgment, experience and ability to devote sufficient time to attendance at and preparation for Board meetings.
The Nominating and Corporate Governance Committee met two times during the last fiscal year.
Technology and Science Committee
The members of our Technology and Science Committee are Drs. Chu and Serber and Messrs. Flatley and Ocko. Dr. Chu is the Chairperson of our Technology and Science Committee. Our Technology and Science Committee is responsible for, among other things:
•reviewing, evaluating and advising the Board regarding the long-term strategic goals and objectives and the quality and direction of the company’s research and development and technology initiatives;
•identifying and discussing significant emerging science and technology issues and trends;
•reviewing the pipeline of research and development programs within the company;
•reviewing the company’s intellectual property strategy and portfolio; and
•overseeing the company’s compliance with the company’s agreement with CFIUS.
The Technology and Science Committee met three times during the last fiscal year.
Code of Business Conduct and Ethics
Our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the investor relations section of our website found here: https://investors.zymergen.com/corporate-governance/documents-charters. The Company also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which is posted on the same investor relations section of our website. We intend to disclose future amendments to our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer and Senior Financial Officers or any waivers of such codes, on our website or in public filings.
Anti-Hedging Policy
Our Board has adopted a Policy Concerning Trading in Company Securities, which applies to all employees, directors and officers. The policy prohibits Company directors, officers and employees from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors. For a description of the transactions between us and members of the compensation committee, and entities affiliated with such members, see the transactions described under the section entitled “Transactions with Related Persons.”
Board of Directors Matrix
The matrix below summarizes certain information regarding the diversity of our board of directors as of the date of this report. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix
	Female	Male
Total Number of Directors	8
Part I: Gender Identity
Directors	2	6
Part II: Demographic Diversity
Asian (including South Asian)	—	2
White	2	4

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as the Company’s auditor since 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person, or by remote communication, or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended 2021	Fiscal Year Ended 2020
Audit Fees (1)	$3,769,000	$495,000
Audit-Related Fees (2)	165,000	65,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,934,000	$560,000
(1)Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Additionally, for the fiscal year ended December 31, 2021, the audit fees include services in connection with SEC registration statements and other documents issued in connection with the Company's initial public offering, including comfort letters and consents in the amount of $1,910,000.
(2)Audit-related fees consist of fees incurred for procedures in connection with acquisitions.
All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.
In connection with the audit of the 2021 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
PROPOSAL 2.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
With respect to the above matters, the Audit Committee submits this report.
Audit Committee
Christine M. Gorjanc (Chair)
Matthew A. Ocko
Rohit Sharma
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock by:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our capital stock;
•each of our named executive officers;
•each of our directors; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, our calculation of the percentage of beneficial ownership is based on shares owned and shares of our common stock outstanding at March 31, 2022. Common stock issuable upon exercise or conversion of options, warrants or other rights to acquire common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2022 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing share and percentage ownership of that holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table below, and subject to community property laws where applicable, we believe the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Zymergen Inc., 5980 Horton Street, Suite 105, Emeryville, CA 94608.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Named Executive Officers and Directors
Josh Hoffman (1)	3,009,367	2.9%
Enakshi Singh (2)	337,847	*
Steven Chu (3)	164,278	*
Jay Flatley (4)	696,085	*
Christine M. Gorjanc (5)	13,527	—%
Travis Murdoch	—	—%
Matthew A. Ocko (6)	7,366,635	7.1%
Sandra E. Peterson (7)	125,346	*
Zach Serber (8)	2,420,286	2.3%
Rohit Sharma (9)	—	—%
Jed Dean (10)	1,455,432	1.4%
All Executive Officers and Directors as a group (11 persons)	12,050,776	11.7%
Other 5% Stockholders
Entities affiliated with Data Collective II, L.P. (11)	7,366,635	7.1%
Entities affiliated with SVF Excalibur (Cayman) Limited (12)	26,614,219	25.8%
Entities affiliated with True Ventures IV, L.P. (13)	7,278,206	7.1%
*Represents beneficial ownership of less than one percent (1%).
(1)Consists of (i) 3,009,367 shares of common stock held of record by Mr. Hoffman, individually and in trusts in the names of his children as follows: (a) 2,704,000 shares to Josh Hoffman, (b) 40,000 shares to Kathryn Morris as custodian for Alice Hoffman under the California Uniform Transfer to Minors Act and (c) 40,000 shares to Kathryn Morris as custodian for Isaac Hoffman under the California Uniform Transfer to Minors Act and (ii) 225,367 shares of common stock subject to options exercisable within 60 days of March 31, 2022.
(2)Consists of (i) 150,000 shares of common stock held of record by Ms. Singh individually, (ii) 177,430 shares of common stock subject to options exercisable and (iii) 10,417 restricted stock units (RSUs) vesting within 60 days of March 31, 2022.
(3)Consists of 164,278 shares of common stock subject to options exercisable within 60 days of March 31, 2022.
(4)Consists of 696,085 shares of common stock subject to options exercisable within 60 days of March 31, 2022.
(5)Consists of 13,527 shares of common stock subject to options exercisable within 60 days of March 31, 2022.
(6)Including shares of common stock held by entities affiliated with Data Collective II, L.P. identified in footnote (11) below. Mr. Ocko is a co-Managing Partner and co-founder of DCVC, and shares voting or dispositive power over the shares held by Data Collective II, L.P. and such entities affiliated with Data Collective II, L.P. identified in footnote (11) below.

(7)Consists of (i) 44,789 shares of common stock held of record by Ms. Peterson, individually and (ii) 80,557 shares of common stock subject to options exercisable within 60 days of March 31, 2022.
(8)Consists of (i) 2,242,950 shares of common stock held of record by Dr. Serber, individually and in trusts in the name of his children as follows: (a) 2,162,950 to Dr. Serber individually and (b) 40,000 shares to Kathleen P. Murray as custodian for Ithaka Serber under the California Uniform Transfer to Minors Act and (c) 40,000 shares to Rorik Serber 2021 Irrevocable Trust dated 2/27/2021 and (ii) 168,669 shares of common stock subject to options exercisable, and (iii) 8,667 RSUs vesting within 60 days of March 31, 2022.
(9)Excludes shares of preferred stock held by entities affiliated with True Ventures IV, L.P. identified in footnote (13) below. Dr. Sharma is a partner at True Ventures, but does not have voting or dispositive power over the shares held by entities affiliated with True Ventures IV, L.P.
(10)Consists of (i) 1,454,432 shares held in the Dean Living Trust, (ii) 500 shares held in the Bonnie K. Dean Revocable Trust and (iii) 500 shares held in the Rudolph N. Dean Revocable Trust.
(11)As reported in a Schedule 13G filed with the SEC on February 14, 2022, as of December 31, 2021, entities affiliated with Data Collective II, L.P., or DCVC II, whose shares are aggregated for the purposes of reporting ownership information include DCVC Opportunity Fund, L.P., or DCVC OF, Includes: (i) 2,448,901 shares of common stock held by DCVC II and 4,917,734 shares of common stock held by DCVC OF. Data Collective II GP, LLC, or DCVC II GP, is the general partner of DCVC II, and DCVC OF GP, LLC, or DCVC Opportunity Fund GP, is the general partner of DCVC Opportunity Fund. Zachary Bogue and Matthew Ocko are the managing members of each of DCVC II GP and DCVC Opportunity Fund GP. Zachary Bogue and Matthew Ocko are the managing members of DCVC II GP and share voting and dispositive power with respect to the shares held by DCVC II and DCVC Opportunity Fund. The address of the entities listed herein is 270 University Avenue, Palo Alto, California 94301.
(12)As reported in a Schedule 13G filed with the SEC on February 14, 2022, as of December 31, 2021, entities affiliated with SVF Excalibur (Cayman) Limited whose shares are aggregated for the purposes of reporting ownership information includes SVF Endurance (Cayman) Limited and SoftBank Vision Fund (AIV M1) L.P. Includes 26,614,219 shares of common stock held by SVF Excalibur (Cayman) Limited. SB Investment Advisers (UK) Limited, or SBIA UK, has been appointed as alternative investment fund manager, or AIFM, and is exclusively responsible for managing SoftBank Vision Fund in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund’s investments, including as held by SVF Excalibur (Cayman) Limited. The address for SBIA UK is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The address for AIV M1 is 251 Little Falls Drive, Wilmington, Delaware 19808. The address for each of SVF Excalibur (Cayman) Limited and SVF Endurance (Cayman) Limited is c/o Walkers, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
(13)As reported in a Schedule 13G filed with the SEC on February 11, 2022, as of December 31, 2021, entities affiliated with True Ventures IV, L.P. whose shares are aggregated for the purposes of reporting ownership information include True Ventures Select I, L.P., True Ventures Select II, L.P., True Ventures Select III, L.P., True Ventures Select IV, L.P and True Ventures IV-A, L.P. Includes (i) 2,659,857 shares of common stock held by True Ventures IV, L.P ("TV IV"; (ii) 364,929 shares of common stock held by True Ventures IV-A, L.P. ("TV-IV A"); (iii) 930,790 shares of common stock held by True Ventures Select I, L.P. ("TVS I"); (iv) 706,563 shares of common stock held by True Ventures Select II, L.P. ("TVS II"); (v) 1,463,333 shares of common stock held by True Ventures Select III, L.P. ("TVS III"); and (vi) 1,152,734 shares of common stock held by True Ventures Select IV, L.P. ("TVS IV"). Each of the foregoing entities has sole voting and dispositive power over the shares owned by such entity except that: (a) True Venture Partners IV, L.L.C. (“TVP IV”), the general partner of TV IV and TV-IV A, may be deemed to have sole power to vote and dispose of shares held by TV IV and TV-IV A, and Philip D. Black (“Black”) and Jon Callaghan (“Callaghan”), the managing members of TVP IV, may be deemed to have shared power to vote and dispose of these shares; (b) True Venture Partners Select I, L.L.C. (“TVPS I”), the general partner of TVS I, may be deemed to have sole power to vote and dispose of shares held by TVS I, and Black and Callaghan, the managing members of TVPS I, may be deemed to have shared power to vote and dispose of these shares; (c) True Venture Partners Select II, L.L.C. (“TVPS II”), the general partner of TVS II, may be deemed to have sole power to vote and dispose of shares held by TVS II, and Black and Callaghan, the managing members of TVPS II, may be deemed to have shared power to vote and dispose of these shares; (d) True Venture Partners Select III, L.L.C. (“TVPS III”), the general partner of TVS III, may be deemed to have sole power to vote and dispose of shares held by TVS III, and Black and Callaghan, the managing members of TVPS III, may be deemed to have shared power to vote and dispose of these shares; and (e) True Venture Partners Select IV, L.L.C. (“TVPS IV”), the general partner of TVS IV, may be deemed to have sole power to vote and dispose of shares held by TVS IV, and Black and Callaghan, the managing members of TVPS IV, may be deemed to have shared power to vote these shares. The address of the entities listed herein is 575 High Street, Suite 400, Palo Alto, CA 94301.

EXECUTIVE OFFICERS
The following table sets forth certain biographical information as of April 5, 2022 regarding our executive officers.

Name	Age	Position
Executive Officers
Jay Flatley	69	Acting Chief Executive Officer and Chairman
Mina Kim	48	Chief Legal Officer
Zach Serber	47	Chief Science Officer, Co-Founder and Director
Enakshi Singh	44	Chief Financial Officer
Our Executive Officers
We provide a biography for Jay Flatley and Zach Serber, under Proposal 1 – Election of Directors.
Mina Kim joined Zymergen in January 2020 and currently serves as our Chief Legal Officer and Head of Corporate Development. From April 2018 to November 2019, Ms. Kim served as SVP, Corporate Strategy and General Counsel of Atara Biotherapeutics, a biotech company. From March 2014 to April 2018, Ms. Kim served as General Counsel of Sunrun Inc., a solar company. Before joining Sunrun, Ms. Kim served as General Counsel of Fly Leasing Limited and Vice President of Legal at BBAM Aircraft Management, an investment management company in leased commercial jet aircraft. Prior to these roles, she worked at Williams-Sonoma, Inc., a consumer retail company, and law firm Davis Polk & Wardwell LLP. Ms. Kim holds a J.D. from Harvard Law School and a B.A. from Dartmouth College.
Enakshi Singh has served as our Chief Financial Officer since February 17, 2021. Previously she served as our VP of Finance since August 2014. Prior to Zymergen, Ms. Singh served as SVP, Asset Management at Mubadala Development Company, Abu Dhabi’s sovereign wealth fund, from December 2009 to August 2014. Ms. Singh’s prior experience was in finance and strategic financial management, at Salomon Smith Barney, Merrill Lynch and Mubadala. She received a B.A. in economics at Cornell University and an M.B.A. at MIT Sloan School of Management.
EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2021, our “named executive officers” and their positions were as follows:
•Jay Flatley, Chairman and Acting Chief Executive Officer
•Enakshi Singh, Chief Financial Officer
•Zach Serber, Chief Science Officer
•Josh Hoffman, Former Chief Executive Officer;
•Jed Dean, Former Vice President of Operations
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table
The following table sets forth information concerning the compensation awarded to or earned by each of our named executive officers during the fiscal year ended December 31, 2021. The following table also sets forth information regarding total compensation awarded to or earned by each of our named executive officers during the fiscal year ending December 31, 2020, to the extent they were named executive officers in 2020.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Jay Flatley (4) Chairman and Acting Chief Executive Officer	2021	443,314	—	—	11,326,011	—	—	—	11,769,325
	2020
Enakshi Singh Chief Financial Officer	2021	390,303	—	770,000	3,969,871	—	—	—	5,130,174
	2020
Zach Serber Chief Scientific Officer	2021	353,485	—	—	9,742,332	—	—	—	10,095,817
	2020
Josh Hoffman (4) Former Chief Executive Officer	2021	300,000	—	—	25,313,312	—	—	218,482	25,831,794
	2020	377,000	94,250	—	958,879	—	—	—	1,430,129
Jed Dean (5) Former Vice President of Operations	2021	286,818	—	—	9,742,332	—	—	265,484	10,294,634
	2020
(1)The amounts reported include amounts earned based on 2020 performance in connection with the Company’s annual bonus program, representing $94,250 for Mr. Hoffman. Please see the description of the annual bonus program under the section entitled — “Annual Bonuses” below. No bonuses were paid in respect of performance for 2021.
(2)Amounts reflect the aggregate grant-date fair value of stock options and RSUs granted during 2020 and 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For the stock options with market-based vesting conditions awarded in 2021, the Company utilized a Monte Carlo simulation model to determine a weighted-average grant date fair value. We provide information regarding the assumptions used to calculate the value of all option awards and RSUs granted to named executive officers in Notes 2 and 10, respectively, to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022.
(3)Amounts reported for Mr. Hoffman consist of severance payments and benefits paid in connection with his separation from employment in the amount of $208,333, representing severance payments made in 2021, and $10,149 representing the Company’s payment of COBRA premiums for Mr. Hoffman and his covered dependents in 2021. Amounts reported for Dr. Dean consist of severance payments and benefits in connection with his separation from employment in the amount of $262,500, representing nine months of his base salary, $2,984 representing the Company’s payment of COBRA premiums for Dr. Dean and his covered dependents in 2021. For additional information related to the severance payments and benefits paid to Mr. Hoffman and Dr. Dean, please the section below entitled “—Executive Compensation Agreements—Certain Separation Agreements.”
(4)Mr. Flatley was appointed as Acting Chief Executive Officer, effective August 2, 2021, with a base salary of $1,000,000. Mr. Hoffman ceased his employment effective as of the same date. Salaries paid to Mr. Flatley also include director compensation paid to Mr. Flatley prior to Mr. Flatley becoming an employee in the amount of $26,647.
(5)Dr. Dean separated from the Company, effective October 31, 2021.
Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In 2021, the initial base salaries for Ms. Singh, Dr. Serber, Mr. Hoffman and Dr. Dean were equal to $320,000, $310,000, $500,000 and $310,000, respectively. Effective February 15, 2021, Ms. Singh's, Dr. Serber's and Dr. Dean's base salaries were increased to $400,000, $350,000 and $350,000, respectively. Dr. Serber's base salary was further increased to $400,000 effective November 1, 2021. Mr. Flatley was appointed Acting CEO effective August 2, 2021 with a base salary of $1,000,000.

Annual Bonuses
Our company maintains an annual bonus program for our employees, including our named executive officers. Bonuses payable to the named executive officers are based on individual and overall corporate performance (including for 2021, based on an assessment of product revenue, the fulfillment of certain strategic initiatives related to our product pipeline, and financing of the business through an IPO), as determined by our board of directors in its sole discretion. Under the 2021 bonus plan, target bonus amounts for our named executive officers were equal to 50% of each such executive’s base salary, with the exception of Mr. Flatley who did not participate in our annual bonus program. No bonuses were earned by our named executive offers under the 2021 bonus plan, resulting from the board of director's conclusion that the Company did not meet certain 2021 corporate objectives.
Equity Compensation
We maintain an equity incentive plan, the Zymergen Inc. 2021 Incentive Award Plan, as it may be amended from time to time, or 2021 Plan, which serves as a successor to our 2014 Stock Plan, the 2014 Plan, and has provided our employees (including the named executive officers), non-employee directors and consultants the opportunity to participate in the equity appreciation of our business through the receipt of equity awards. We believe that these equity awards function as a compelling retention tool. We grant stock options and RSUs with service-based vesting conditions. Stock options and RSUs granted typically vest over a four-year period but may be granted with different vesting terms. In 2021 we also granted stock options with market-based vesting conditions, which vest based on various share price and market capitalization thresholds. In addition, in October 2021, the Compensation Committee granted options and RSUs to certain executive officers and key employees to incentivize and promote the retention of those officers and employees following our restructuring efforts ("Retention Awards"). The stock options granted as part of the Retention Awards vest monthly over four years and the RSUs granted as part of the Retention Awards vest one-third on the one-year anniversary of the first day of the calendar month immediately following the grant date and two-thirds on the two-year anniversary of the first day of the calendar month immediately following the grant date, subject to continued employment through the applicable vesting date, provided that such options and the RSUs will become fully vested and, in the case of the options, exercisable, in the event the Company terminates the employees' employment other than for "cause" (as defined in the applicable award agreement) or the employee resigns for "good reason" (as defined in the applicable award agreement), in each case, during the twelve month period following a change in control.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k)-retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Health and Welfare Plans
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which are provided to employees on a non-discriminatory basis, including, among others:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
No Perquisites or Tax Gross-Ups
We do not provide for perquisites and do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Tax and Accounting Considerations
As a general matter, our board of directors reviews and considers the various tax and accounting implications of compensation programs we utilize.
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m), including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our company and our named executive officers and is an important part of our responsibilities that benefits our stockholders.
Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based awards made to employees based on the grant-date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables above and below, even though our executive officers may never realize any value from their awards.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

				Option Awards (1)					Stock Awards
Name	Grant Date (1)		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Jay Flatley	9/17/2019	(2)	9/17/2019	106,385	82,740	—	8.52	9/17/2029
	8/6/2021	(5)	8/2/2021	190,000	1,330,000	—	12.33	8/6/2031
Enakshi Singh	8/10/2017	(2)	7/1/2017	81,132	—	—	4.47	8/10/2027
	9/16/2020	(2)	10/1/2020	14,358	34,875	—	10.14	9/16/2030
	2/17/2021	(2)	2/17/2021	—	173,913	—	26.88	2/17/2031
	10/26/2021	(3)	10/25/2021	6,417	147,583	—	10.00	10/26/2031
	10/26/2021	(4)	10/26/2021						77,000	515,130
Zach Serber	8/10/2017	(2)	7/1/2017	148,742	—	—	4.47	8/10/2027
	2/17/2021	(2)	2/17/2021	—	63,768	—	26.88	2/17/2031
	4/21/2021	(6)		—	—	458,333	31.00	4/21/2031
Josh Hoffman (7)	12/14/2017	(2)	7/1/2017	225,367	—	—	4.71	6/30/2022
Jed Dean (8)	8/10/2017	(2)	7/1/2017	33,805	—	—	4.47	9/30/2022
(1)Option awards with grant dates prior to April 21, 2021 were granted under the 2014 Plan and option awards with grant dates on or after April 21, 2021 were granted under the 2021 Plan.
(2)The option vests with respect to 1/4th of the total award on the first anniversary of the vesting commencement date, and 1/48th of the total award on each monthly anniversary thereafter; subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that (i) 1/4th of the award will immediately become vested upon a “change in control” of the Company (as defined in the applicable stock option agreement) and (ii) the vesting of the award will fully accelerate in the event of a termination of the named executive officer’s service by us without “cause” (as defined in the applicable stock option agreement) or his or her resignation with “good reason” (as defined in the applicable stock option agreement) within 12 months following a change in control.
(3)The options vest with respect to 1/48th of the total award on each monthly anniversary of the vesting commencement date; subject to the continuous service with us through the applicable vesting dates; provided that the vesting of the award will fully accelerate in the event of a termination of the named executive officer’s service by us without “cause” (as defined in the applicable stock option agreement) or his or her resignation with “good reason” (as defined in the applicable stock option agreement) within 12 months following a change in control.
(4)The RSUs vest with respect to 1/3 of the total award on the first day of the calendar month immediately following the one-year anniversary of the grant date and 2/3 of the total award on the first day of the calendar month immediately following the two-year anniversary of the grant date; subject to the continuous service with us through the applicable vesting dates; provided that the vesting of the award will fully accelerate in the event of a termination of the named executive officer’s service by us without “cause” (as defined in the applicable stock option agreement) or his or her resignation with “good reason” (as defined in the applicable stock option agreement) within 12 months following a change in control.
(5)The option vests with respect to 1/8th of the total award on each quarterly anniversary of the vesting commencement date; subject to the named executive officer’s continuous service with us through the applicable vesting dates; provided that the award will immediately become fully vested upon a “change in control” of the Company (as defined in the applicable stock option agreement).
(6)Options are divided into five tranches with each tranche vesting, conditioned on Dr. Serber remaining a full time employee of the Company, when specific market capitalization and minimum price per share milestones are met, or as measured by total consideration per share in a change in control transaction. Market capitalization is measured as (a) the sum of the daily market capitalization of the Company for each trading day during the ninety (90) calendar day period immediately prior to and including the attainment date, divided by (b) the number of trading days during such period. Minimum share price is measured as the the sum of the daily closing prices during the ninety (90) calendar days immediately prior to and including the attainment date, divided by (b) the number of trading days during such period. Measurement of the market capitalization milestones and the minimum price per share milestones shall begin on the one-year anniversary of the option grant date. A change in control, for purposes of determining whether any tranches vest immediately prior to the change in control, the market capitalization milestones and the minimum price per share milestones shall be measured solely based on the value of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share on the effective date of the change in control is entitled as determined in accordance with the applicable purchase agreement, merger agreement or other agreement pursuant to which such change in control is effected. The tranches are defined as follows, (i) 91,666 shares vesting upon market capitalization of $10,000,000,000 and minimum price per share of $75.00, (ii) 91,666 shares vesting upon market capitalization of $12,500,000,000 and minimum price per share of $105.00, (iii) 91,667 shares vesting upon market capitalization of $15,000,000,000 and minimum price per share of $135.00, (iv) 91,667 shares vesting upon market capitalization of $17,500,000,000 and minimum price per share of $165.00 and (v) 91,667 shares vesting upon market capitalization of $20,000,000,000 and minimum price per share of $180.00.
(7)Mr. Hoffman separated from the Company on August 2, 2021. The terms of his separation included that options that were vested as of the date of separation will remain exercisable until June 30, 2022.
(8)Dr. Dean separated from the Company on October 31, 2021. The terms of his separation included that certain options that were vested as of the date of separation will remain exercisable until September 30, 2022.
Executive Compensation Arrangements
Employment Arrangements with our Named Executive Officers
In connection with our initial public offering, we entered into an Executive Employment Agreement with each of our named executive officers other than Mr. Flatley, setting forth each such officer’s base salary, target bonus and standard benefit plan eligibility. In addition, each Executive Employment Agreement provides that in the event of the named executive officer’s termination without “cause” or resignation for “good reason” (as defined in each applicable agreement): (i) the named executive officer will be entitled to receive a cash amount equal to nine months of the executive’s base salary, in a single lump-sum payment, less applicable withholdings; and (ii) the Company will directly pay, or reimburse the named executive officer for the cost of continued healthcare coverage for the named executive officer and the executive’s covered dependents for nine months following the date of termination, or if earlier, the date the named executive officer and the executive’s dependents become eligible for coverage under another employer’s plans. Any outstanding equity awards held by the named executive officers will continue to be governed by their terms.
In the event of the named executive officer’s termination without “cause” or resignation for “good reason” (as defined in each applicable agreement), within 12 months following a “change in control” of the Company (as defined in each applicable agreement), in lieu of the foregoing: (i) the named executive officer will be entitled to receive a cash amount equal to 12 months of the executive’s base salary plus the executive’s annual target bonus, in a single lump-sum payment, less applicable withholdings; and (ii) the Company will directly pay, or reimburse the named executive officer for the cost of continued healthcare coverage for the named executive officer and the executive’s covered dependents for 12 months following the date of termination, or if earlier, the date the named executive officer and the executive’s dependents become eligible for coverage under another employer’s plans. In addition, each outstanding equity award held by the named executive officer will become fully vested and exercisable, as applicable, provided that the treatment of performance targets with respect to performance-based equity awards will continue to be governed by their terms.
All such severance payments and benefits under the Executive Employment Agreement will be subject to the named executive officer’s execution of a general release of claims against us, and agreement to certain other covenants as well as compliance with certain other provisions set forth in the named executive officer’s Executive Employment Agreement.
Letter Agreement with Mr. Flatley
Mr. Flatley entered into a letter agreement with the Company pursuant to which he was appointed to the position of Acting Chief Executive Officer, effective August 2, 2021. Pursuant to his Letter Agreement, in the event of a “change in control” of the Company (as defined in the 2021 Incentive Plan), the options granted to Mr. Flatley in connection with his appointment to as Acting Chief Executive Officer will accelerate in full. Mr. Flatley’s options granted prior to his appointment and during his service as a non-employee director are subject to the non-employee director compensation policy described below.

Certain Separation Agreements
Mr. Hoffman and the Company entered into an Employment Separation Letter Agreement, effective August 2, 2021, pursuant to which Mr. Hoffman became entitled to receive the following payments and benefits subject to his execution of a release of claims against the Company and compliance with certain restrictive covenants: (i) continuation of his salary for a 12-month period immediately following his separation date; (ii) payment of, or reimbursement for, the Company’s portion of the COBRA premium for Mr. Hoffman and his covered dependents through the earlier of the end of the 12-month period following his separation date, or the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan; and (iii) all of the stock options held by Mr. Hoffman that were vested as of the separation date will remain exercisable until June 30, 2022. All unvested equity awards held by Mr. Hoffman were forfeited as of the separation date.
Dr. Dean and the Company entered into an Employment Separation Letter Agreement, effective October 31, 2021, pursuant to which Dr. Dean became entitled to receive the following payments and benefits subject to his execution of a release of claims against the Company and compliance with certain restrictive covenants: (i) continuation of his salary for a nine-month period immediately following his separation date; (ii) payment of, or reimbursement for, the Company’s portion of the COBRA premium for Dr. Dean and his covered dependents through the earlier of the end of the nine-month period following his separation date, or the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan; and (iii) all of the non-qualified stock options held by Dr. Dean that were vested as of the separation date will remain exercisable until September 30, 2022. All unvested equity awards held by Dr. Dean were forfeited as of the separation date.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining for Issuance under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders
2014 Stock Plan	4,173,047	(2)	$11.35	—
2021 Incentive Award Plan	6,317,235	(3)	$16.06	5,860,858
Employee Stock Purchase Plan	—		—	2,005,204
Equity compensation plans not approved by security holders
Total	10,490,282		$13.61	7,866,062
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)Consists of 4,173,047 outstanding options under the 2014 Stock Plan.
(3)Consists of 3,841,252 outstanding options and 2,475,983 unvested RSUs under the 2021 Incentive Award Plan.
The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each of 2022 through 2031 in an amount equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31, or such lesser number as determined by our board of directors; provided, however, that no more than 60,000,000 shares of stock may be issued upon the exercise of incentive stock options.
The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each of 2022 through 2031 in an amount equal to 1% of the total outstanding shares of our common stock as of the immediately preceding fiscal year, or such lesser number as determined by our board of directors; provided, however, no more than 12,900,000 shares of our common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.
Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel or (4) by the stockholders.
Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. We maintain standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to us with respect to payments which we may make to such officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Director Compensation
The following table contains information concerning the compensation of our non-employee directors for the year ended December 31, 2021. Drs. Murdoch and Sharma and Mr. Ocko also served as non-employee directors during the year but did not receive compensation for their services. Compensation paid to Mr. Flatley, including fees for his service on the Board of Directors prior to becoming an employee in August 2021, is reported in the "Summary Compensation Table" above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christine M. Gorjanc	68,681	—	782,415	—	—	—	851,097
Sandra E. Peterson	72,115	299,989	—	—	—	—	372,104
Steven Chu	58,379	—	—	—	—	—	58,379
(1)Amounts reflect the full grant-date fair value of stock options and RSUs granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards and RSUs granted to our directors in Notes 2 and 10, respectively, to the consolidated financial statements contained in the Company's Annual Report on From 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022.
(2)The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and aggregate numbers of unvested stock awards held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021. Drs. Murdoch, Ocko, and Sharma did not hold any option or stock awards as of December 31, 2021. Outstanding equity awards held by Mr. Flatley are reported in the "Outstanding Equity Awards at Fiscal Year-End" table above.

Name	Options Awards Outstanding at Fiscal Year End	Stock Awards Outstanding at Fiscal Year End
Christine M. Gorjanc	40,579	—
Sandra E. Peterson	133,333	24,330
Steven Chu	165,666	—
Non-Employee Director Policy
Our Board of Directors approved a non-employee director compensation policy in April 2021. Pursuant to the non-employee director compensation policy, each non-employee director will be paid an annual retainer of $75,000 for service on the board, and additional compensation for committee chair roles as set forth below. The board of directors has not yet determined the annual retainer amount for the chairman of the board. All payments will be made in cash, quarterly in arrears, and pro-rated for any partial quarters of service; provided that directors may elect to receive fees in the form of fully vested shares of our common stock subject to certain policies established by the board.

Position	Additional Compensation
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000
Technology and Science Committee Chair	$10,000

In addition, each non-employee director who is newly elected or appointed to our board of directors after the initial public offering will be granted an initial award of restricted stock units covering a number of shares of our common stock valued at $700,000, based on the company’s then-current per share fair market value. The initial award will vest with respect to one-third of the shares subject thereto on each annual anniversary of the grant date, such that the award is fully vested on the third anniversary of the date of grant, subject to the director’s continued service.
Each non-employee director continuing to serve on the board on the date of our annual meeting of stockholders (other than a director who received an initial award as described above in the same calendar year) will be granted an award of restricted stock units covering a number of shares of our common stock valued at $300,000, based on the company’s then-current per share fair market value. This annual award will vest in full upon the earlier to occur of the annual meeting of stockholders immediately following the date of grant and the one-year anniversary of the date of grant, in each case subject to the director’s continued service. In the event of a change in control of the company, all awards held by our non-employee directors will become fully vested.
Only directors who are not employees of the company or any of its subsidiaries, and who have not been appointed as a representative of any investor or group of investors, will be eligible to receive compensation pursuant to non-employee director policy.

TRANSACTIONS WITH RELATED PERSONS
Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections titled “Executive Officers” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Investors’ Rights Agreements
We are party to an amended and restated investors’ rights agreement dated as of July 29, 2020, which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions.
Right of First Refusal and Co Sale Agreement
We were a party to an amended and restated right of first refusal and co-sale agreement, dated as of July 29, 2020 (“Right of First Refusal and Co-Sale Agreement”), with certain holders of our capital stock. This agreement provided for rights of first refusal and co-sale relating to the shares of our common stock held by certain parties to the agreement. Upon the completion of our initial public offering, the Right of First Refusal and Co-Sale Agreement terminated.
Voting Agreement
We were a party to an amended and restated voting agreement dated as of July 29, 2020 (the “Voting Agreement”), under which certain holders of our capital stock had agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Upon the completion of our initial public offering, the Voting Agreement terminated and none of our stockholders have any special rights regarding the election or designation of members of our board of directors.

Co-Founder Loans
On October 18, 2017, we loaned Jed Dean, our co-founder and former VP of Operations and Engineering, $1.8 million at an interest rate of 3.0%. As collateral for the loan, an aggregate of 2,799,000 shares of our common stock beneficially owned by Dr. Dean were pledged to the Company pursuant to a stock pledge agreement dated October 18, 2017. The loan was repaid in full.
On October 18, 2017, we loaned Zach Serber, our co-founder, Chief Science Officer and director, $1.8 million at an interest rate of 3.0%. As collateral for the loan, an aggregate of 2,680,000 shares of our common stock beneficially owned by Dr. Serber were pledged to the Company pursuant to a stock pledge agreement dated October 18, 2017. The loan was repaid in full.
Employment Arrangement
Dr. Zach Serber’s sibling, William Serber, has worked for the Company since 2013 and has been an employee since 2014. He currently serves as head of our commercial automation department. Mr. William Serber received cash compensation, inclusive of bonus, as applicable, from the Company of approximately $280,000 in 2021. Mr. William Serber received a grant of 3,188 stock options and 13,100 RSUs in 2021. Mr. William Serber’s compensation is commensurate with other employees of his title and tenure.
Limitations on Liability and Executive Officer and Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Further, we will have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Review and Approval of Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions”, which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Mina Kim, Corporate Secretary, Zymergen Inc., 5980 Horton Street, Suite 105, Emeryville, CA 94608.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Mina Kim, Corporate Secretary, Zymergen Inc., 5980 Horton Street, Suite 105, Emeryville, CA 94608; telephone: (415) 801-8073.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mina Kim
Chief Legal Officer and Secretary

April 20, 2022
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Mina Kim, Corporate Secretary, Zymergen Inc., 5980 Horton Street, Suite 105, Emeryville, CA 94608.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 00 00 56 03 91 _1 R 1. 0. 0. 24 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class I directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Nominees 01) Jay Flatley 02) Travis Murdoch 03) Rohit Sharma ZYMERGEN INC. 5980 HORTON STREET SUITE 105 EMERYVILLE, CA 94608 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ZY2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 56 03 91 _2 R 1. 0. 0. 24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com ZYMERGEN INC. Annual Meeting of Shareholders June 2, 2022 3:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jay Flatley and Mina Kim, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZYMERGEN INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, PDT on June 2, 2022. The meeting is to be held virtually at: www.virtualshareholdermeeting.com/ZY2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side